Exhibit 3.27

CERTIFICATE OF INCORPORATION

EDUCATIONAL SATELLITE SERVICES, INC.,

a Delaware corporation

This Certificate  of Incorporation  is filed pursuant  to the provisions  of Section  102  of the General Corporation Law of the State of Delaware.

FIRST:                    The name of the corporation shall be:  Educational Satellite Services, Inc.

SECOND:              Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD:                  The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:             The total number of shares of stock which this corporation is authorized to issue is: 1,000 shares of Common Stock with no par value.

FIFTH:                    The name and address of the incorporator are as follows:

Karen L. Barsch
Faegre & Benson LLP
370 Seventeenth Street
Suite 2500

Denver, Colorado  80202

SIXTH:                   The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the corporation.

SEVENTH: No director shall be personally liable to the corporation or its stockholders for mone1ary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived  an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the above-named incorporator, has executed, signed and acknowledged this Certificate of Incorporation this 31th day of January, 2002.

/s/ Karen L Barsch
Karen L Barsch, Incorporator